UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 7, 2013

EMERGENCY MEDICAL SERVICES CORPORATION

(Exact name of each registrant as specified in its charter)

Delaware	001-32701 333-127115	20-3738384 20-2076535
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado (Address of principal executive offices)	80111 (Zip Code)

(303) 495-1200
(Registrants’ telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On February 7, 2013, Emergency Medical Services Corporation (the “Company”) entered into a First Amendment (the “Amendment”) to the credit agreement, dated as of May 25, 2011 (as amended, the “Term Loan Credit Agreement”), among the Company, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other financial institutions and lenders from time to time party thereto, providing for a senior secured term loan facility (the “Term Loan Facility”).  Under the Amendment, the Company incurred an additional $150 million in incremental borrowings under the Term Loan Facility, the proceeds of which were used to pay down the Company’s asset-based credit facility.  In addition, the rate at which the loans under the Term Loan Credit Agreement bear interest was amended to equal (i) the higher of (x) the rate for deposits in U.S. dollars in the London interbank market (adjusted for maximum reserves) for the applicable interest period (“LIBOR rate”) and (y) 1.00%, plus, in each case, 3.00% (with a step-down to 2.75% in the event that the Company meets a consolidated first lien net leverage ratio of 2.50:1.00), or (ii) the alternate base rate, which will be the highest of (w) the corporate base rate established by the administrative agent from time to time, (x) 0.50% in excess of the overnight federal funds rate, (y) the one-month LIBOR rate (adjusted for maximum reserves) plus 1.00% and (z) 2.00%, plus, in each case, 2.00% (with a step-down to 1.75% in the event that the Company meets a consolidated first lien net leverage ratio of 2.50:1.00).

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 in this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 13, 2013, the board of directors of the Company promoted Todd Zimmerman, President of the Company’s EmCare subsidiary (“EmCare”) and Executive Vice President of the Company, to also serve as EmCare’s Chief Executive Officer.  Mr. Zimmerman will continue to report to William A. Sanger, the Company’s Chief Executive Officer, in this capacity.  In connection with Mr. Zimmerman’s expanded responsibilities, the Compensation Committee of the Board of the Company (the “EMSC Compensation Committee”) approved an annual base salary increase for Mr. Zimmerman from $605,383 to $650,000, with a retroactive effective date of January 1, 2013.  The Compensation Committee of the Board of CDRT Holding Corporation, the Company’s parent company (the “CDRTH Compensation Committee”), also granted Mr. Zimmerman 5,963 options to purchase common stock in CDRT Holding Corporation (the “Options”).  All of the Options will vest ratably in annual installments over the three-year period from the date of grant.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description
10.1

First Amendment to Credit Agreement, dated as of February 7, 2013, to the Credit Agreement, dated as of May 25, 2011, among Emergency Medical Services Corporation, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the several lenders from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGENCY MEDICAL SERVICES
CORPORATION
(Registrant)

February 13, 2013	By:	/s/ Craig A. Wilson
Craig A. Wilson
Senior Vice President and General Counsel